EXHIBIT 10.11
(English Translation)

Compressed Coal Bed Methane Supply Agreement

Party A: Fuxin Dali Gas Co. Ltd
Party B: Tianjin Singocean public utilities development Co. Ltd

With the purpose of further cooperation in developing coal bed methane (“Methane”) market, Party A and Party B(each a “Party” and together the “Parties”) reach this agreement (“Agreement”) under friendly negotiation.

1.
The Parties agree that, Party A will supply Party B with compressed coal bed methane on the basis of long term, within a radius of 300 kilometers of the Party A gas source. Party B shall be responsible for the transport equipments of Methane.

2.
The amount of Methane shall be subject to the quarter consuming plan agreed by the Parties. Party B shall provide the quarter consuming plan before the 20th day of the month before the starting day of each quarter. Party A will supply the Methane according to the quarter consuming plan. The amount of Methane shall be increased gradually based upon the growth of Party’s B and be supplied in compliance with the quarter consuming plan.

3.
Whereas the amount of Methane consumed by Party B reaches the utmost capacity of Party B, the Parties may negotiate the investment expansion of the Methane project (the investment details to be further negotiated).

4.	Quality of the Methane

1)	The quality of the Methane supplied by Party A shall be in compliance with national standard specified in Natural Gas (SY7541).

2)	Party B recognizes the coal bed methane quality test report provided by Party A as the supply standard for Methane quality.

5.	Measure

1)
The measure standard for the Methane shall be: 20 Centigrade below, absolute pressure 101.31 Kpa (one standard atmospheric pressure). The sum of the calculation shall be subject to the one determined by the departments of the Parties in charge of Methane delivery and acceptance.

2)
The measure equipment shall be checked and adjusted each year with inspection certificate issued. The Parties shall decide the qualification of the inspection institution as well as appoint the particular inspection institution. Any dispute shall be negotiated by the Parties. In case of inspecting the measure equipment due to any dispute, the fees for inspection shall be paid by the Party liable for the dispute.

6.	Price
1)
The Parties agree that the price of Methane is 1.6 RMB/m3 which shall be kept relatively fixed. If the price is adjusted due to cost change, the Parties may negotiate on the price with further agreement.

2)	Price adjustment----The guideline for price adjustment shall be based upon the cost, market price and price of other relative products.

7.	Settlement

1)	Party B shall pay supplied gas to Party A by accepted notes, bill of exchange or cash.

2)	Party A shall issue value added tax invoice to Party B.

3)	Party B shall settle accounts with Party A periodically according to actual monthly gas consumption.

8.	The Agreement shall take effect from the date when the Parties execute and stamp the company chop on the agreement.

9.
The Parties shall try to reach an agreement if any dispute occurs from the Agreement. In case of the failure in solving the disputes by negotiation, each Party is entitled to file a lawsuit where the breaching Party is located.

10.
Anything uncovered in this agreement will be settled through friendly consultation by supplementary agreement entered into by the Parties. The supplementary agreement will have equal legal effect as this Agreement.

11.	This Agreement shall be executed in four counterparts. Each Party shall hold two counterparts with equal legal effect.

Representative of Party A(sign):__________________________
Party A(chop):_________________________

Representative of Party B(sign):__________________________
Party B(chop):_________________________